Exhibit 99.1

Ocean Bio-Chem, Inc. (OBCI) Subsidiary, Kinpak Inc, Announces $5 Million Expansion of its Manufacturing & Distribution Facility in Montgomery, AL.

➢	The subsidiary Star brite, Inc. 2020 sales growth of 32% to $55.6 million initiated the planned capital expansion for future sales growth.

FORT LAUDERDALE, FL (PRNewswire - February 2, 2021) – Ocean Bio-Chem, Inc. (NASDAQ: OBCI), the parent company of Star brite, Inc. and Kinpak Inc. —makers of marine, RV, and outdoor performance and maintenance chemicals—announced today that its subsidiary Kinpak Inc. plans to expand its manufacturing and distribution facilities by an additional 69,000 sq. ft. on its 23-acre site. This planned expansion will bring the total facility square footage to exceed 370,000 sq. ft. of dedicated space for production, warehousing, and distribution. This is the second major expansion of their facilities in less than five years.

Peter Dornau, the Company’s President and CEO commented: “As previously announced, our 2020 sales increased over 32% or $13.3 million to approximately $55.6 million from 2019 sales. Our 2017 plant expansion was essential to support the increase in business we realized in 2020. Without the plant expansion, we would not have had the capacity to meet customer demands. Our current expansion plans are essential in supporting our anticipated business growth in the future.”

Located in the Gunter Industrial Park in Montgomery, AL, Kinpak Inc., OBCI’s manufacturing arm, is a full-service, vertical manufacturing facility that handles all aspects of the process: blowmolding, blending, filling, warehousing, and distribution. Kinpak produces and distributes Star brite-branded and Star Tron branded products, as well as Performacide, antifreeze, and many well-known private label products for both outdoor and home categories.

Since the acquisition by OBCI in 1996, Kinpak has undergone four major expansions: in 1999, the first added approximately 80,000 sq. ft.; the second, in 2003, added an additional 83,000 sq. ft.; the 2017 expansion of 84,000 sq. ft.; and now the current 69,000 sq ft addition. The facility also has a rail spur that receives bulk delivery of raw materials, and an on-site tank farm with a capacity of approximately 550,000 gallons and space for expansion.

The announcement comes at a time when the local Montgomery economy—like other cities around the US affected by the coronavirus pandemic—has experienced high unemployment rates. Designated as an “essential business,” the Kinpak facility is able to continue operations, and has continued operating throughout the lockdown.

Mr. Dornau continued “Also as a result of growth of our business we have directly supported the local Montgomery, AL economy during this time of lower employment. Not only did we increase our hiring during 2020, we now employ approximately 145 full time employees with benefits—an increase of approximately 50% from the beginning of 2020”.

He concludes, “We did well to navigate 2020 and its many hurdles—taking our company, our sales, and our team to new levels. And as we come into 2021, with both the boating and RV markets taking off, we’re excited for this expansion in preparation for the growth we’re expecting.”

Kinpak is a wholly owned subsidiary of Ocean Bio-Chem Inc., Fort Lauderdale, Florida (the “Company”), a publicly traded company on the NASDAQ stock exchange (ticker symbol OBCI). Kinpak manufactures the Company’s branded products Star brite®, Star Tron® and Performacide® as well as a full range of private label products for multiple customers and markets. Star brite® and Star Tron® products are available at marine, automotive, power sports, outdoor power equipment and hardware stores, as well as on-line, sporting goods stores, agriculture, and RV stores.

For more information on Star brite® products, go to www.starbrite.com, www.startron.com and www.performacide.com or call (800) 327-8583.

Forward-looking Statements:

Certain statements contained in this Press Release constitute forward-looking statements, including, without limitation, those relating to our current manufacturing expansion plans are essential in supporting our anticipated business growth in the future. Our current outlook for 2021 for both the boating and RV markets. In addition, our outlook for the expansion in preparation for the growth we’re expecting.”

For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “believe,” “may,” “will,” “expect,” “anticipate,” “intend,” “has the ability” or “could,” including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the nature of the coronavirus itself; the manner in which our products are used; the highly competitive nature of our industry; prices for raw materials that are petroleum or chemical based and other factors addressed in our annual report on Form 10-K for the year ended December 31, 2019.